UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 30, 2011

PIXELWORKS, INC.
(Exact name of registrant as specified in its charter)

OREGON	000-30269	91-1761992
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

224 Airport Parkway, Suite 400
San Jose, CA 95110
(408) 200-9200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 30, 2011, the Compensation Committee of the Board of Directors of Pixelworks, Inc. (the “Company”) approved the Company's entry into a Change of Control Severance Agreement (the “Severance Agreement”) and a Repatriation Agreement (the “Repatriation Agreement”) with Mr. John Lau (the “Executive”), the Company's Senior Vice President, Foundry, IP and EDA.

Severance Agreement

The Severance Agreement provides for certain benefits in the event of the Executive's involuntary termination following a “change in control” of the Company (as defined in the Severance Agreement). An involuntary termination is a termination by the Company without “cause” or by the Executive for a “good reason event” (as such terms are defined in the Severance Agreement).

The Severance Agreement provides that in the event of an involuntary termination within twelve months following a change of control, the Executive will be entitled to the following benefits: (i) a lump sum cash payment equal to twelve months of base salary as in effect as of the date of such termination or, if greater, as in effect immediately prior to the change of control; (ii) accelerated vesting of stock options granted by the Company to the Executive prior to the change of control that would have otherwise vested during the twelve months following the termination; and (iii) the same level of Company-paid health coverage and benefits at the levels in effect on the day preceding the termination of the Executive until the earlier of when the Executive (and any eligible dependents) is no longer eligible to receive continuation coverage pursuant to COBRA, or twelve months from the date of termination.

The Severance Agreement also provides that in the event of an involuntary termination during the period between twelve and twenty-four months following a change of control (the “Second Year”), the Executive will be entitled to the following benefits: (i) a lump sum cash payment equal to the Executive's monthly base salary in effect at the time of termination, or if greater, at the time of change in control, multiplied by the number of whole months remaining in the Second Year after the termination occurs; (ii) accelerated vesting of all outstanding stock options granted by the Company to the Executive prior to the change of control that would have otherwise vested during the period after termination equal to the remaining number of whole months in the Second Year; and (iii) the same level of Company-paid health coverage and benefits at the levels in effect on the day preceding the termination of the Executive for the number of whole months remaining in the Second Year.

In the event the severance benefits under the Severance Agreement would be treated as excess parachute payments subject to excise taxes, the benefits would either be reduced to a level that would not trigger the excise taxes or would be paid in full, whichever results in the Executive retaining a greater benefit on an after-tax basis.

Repatriation Agreement

The Repatriation Agreement specifies the benefits, terms and conditions of Mr. Lau's relocation and repatriation from China to the United States. The Agreement provides for an increase in Mr. Lau's annual base salary from $200,000 to $210,000. Additionally, Mr. Lau will receive a one-time moving allowance of $5,000 and Company paid tax equalization and tax preparation fees related to Company income incurred on or before December 31, 2011. Upon repatriation, Mr. Lau will also be entitled to receive the Company's standard U.S. benefits.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIXELWORKS, INC.
(Registrant)

Dated:	January 3, 2012	/s/ Steven L. Moore
Steven L. Moore Vice President, Chief Financial Officer, Secretary and Treasurer